Exhibit (g)(2)

FIRST AMENDMENT

TO THE STONE RIDGE TRUST

AMENDED AND RESTATED CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of February 25, 2020, to the Amended and Restated Custody Agreement, dated as of October 30, 2017 (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to the Agreement, to add the Stone Ridge Diversified Alternatives Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

The Stone Ridge Diversified Alternatives Fund is hereby added to Exhibit A attached hereto. Exhibit A of the Agreement is amended and restated as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST, on behalf of each of the Funds individually and not jointly	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Anthony Zuco	By: /s/ Anita Zagrodnik

Name: Anthony Zuco	Name: Anita Zagrodnik

Title: Treasurer	Title: Senior Vice President

Exhibit A to the Amended and Restated Custody Agreement

Stone Ridge Trust

Fund Names

Separate Series of Stone Ridge Trust

Name of Series

Elements Emerging Markets Portfolio

Elements International Portfolio

Elements International Small Cap Portfolio

Elements U.S. Portfolio

Elements U.S. Small Cap Portfolio

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge U.S. Hedged Equity Fund

Stone Ridge Diversified Alternatives Fund

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